UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

Simple Capital Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

One Apple Hill, Suite 316, Natick, MA 01760

Telephone Number (including area code):

(508) 655-7948

Name and address of agent for service of process:

Oriosto Medrano

One Apple Hill, Suite 316, Natick, MA 01760

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [ x ]  NO [ ]

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Natick and Commonwealth of Massachusetts on the 10th of April, 2007.

SIMPLE CAPITAL TRUST

BY:     /s/ Oriosto Medrano

            Oriosto Medrano

            President

ATTEST:

/s/ Barry McNeil

Barry McNeil

Assistant Secretary